EXHIBIT 23

Independent Auditors' Consent

The Board of Directors
Gardenburger, Inc.:

We consent to the incorporation by reference in the registration statement (Nos. 33-64622, 33-64624, 33-76764, 333-79451, 333-79455, 333-61858 and 333-92665) on Form S-8 and (Nos. 333-56775 and 333-79653) on Form S-3 of Gardenburger, Inc. of our report dated November 8, 2002, with respect to the balance sheet of Gardenburger, Inc. as of September 30, 2002, and the related statements of operations, shareholders' equity, and cash flows for the year ended September 30, 2002, and all related financial statement schedules, which report appears in the September 30, 2002 annual report on Form 10-K of Gardenburger, Inc.

/s/ KPMG LLP
Portland, Oregon
December 16, 2002